                                                                   Exhibit 99.1


Illinova Offering to Purchase Outstanding Shares of Cumulative Preferred Stock of Illinois Power

Feb. 26, 2002--Illinova Corporation, a wholly owned subsidiary of Dynegy Inc. (NYSE:DYN), has commenced an offer to purchase for cash any and all outstanding shares of cumulative preferred stock of Illinois Power Company (NYSE:IPC), Dynegy's transmission and distribution subsidiary. Illinova is offering to purchase all series of preferred shares listed below, with a total par value of approximately $46 million for the applicable cash Purchase Price per share, plus an amount equal to any accrued, but unpaid, dividends up to, but not including, the settlement date.

Concurrently, IPC's board of directors is soliciting the written consents in exchange for a Special Cash Payment of $1.00 per share to holders of shares of preferred stock as of Feb. 20, 2002, the record date, in connection with a proposal to amend IPC's articles of incorporation.

Series                                 CUSIP No.              Purchase Price       Special Cash            Total
                                                                                      Payment           Consideration
                                                                                                       (for Tender and
                                                                                                          Consent)

------------------------------------------------------------------------------------------------------------------------
4.08 % Cumulative                     452092-20-8               $   35.56            $   1.00            $   36.56
Preferred Stock
------------------------------------------------------------------------------------------------------------------------
4.20% Cumulative
Preferred Stock                       452092-30-7               $   36.63            $   1.00            $   37.63
------------------------------------------------------------------------------------------------------------------------
4.26% Cumulative
Preferred Stock                       452092-40-6               $   37.17            $   1.00            $   38.17
------------------------------------------------------------------------------------------------------------------------
4.42% Cumulative
Preferred Stock                       452092-50-5               $   38.61            $   1.00            $   39.61
------------------------------------------------------------------------------------------------------------------------
4.70% Cumulative
Preferred Stock                       452092-60-4               $   41.11            $   1.00            $   42.11
------------------------------------------------------------------------------------------------------------------------
7.75% Cumulative
Preferred Stock                       452092-79-4               $   52.00            $   1.00            $   53.00
------------------------------------------------------------------------------------------------------------------------

Shareholders of record on Feb. 20, 2002 may provide the written consent in exchange for the Special Cash Payment without tendering their shares. The tender and consent should provide IPC with greater financing flexibility and is another step toward improving its corporate financial structure.

The tender offer and consent solicitation commenced on Monday, Feb. 25, 2002, and are scheduled to expire at midnight, New York time on Friday, March 22, 2002, unless extended. Both are conditioned upon, among other things, the approval of the proposed amendment by holders of at least two-thirds of all outstanding shares of all series of preferred stock, voting together as one class. Depending on the number of shares tendered in the tender offer, IPC's preferred stock may be delisted from the NYSE in a going private transaction. Investors should read Illinova's tender offer statement on Schedule TO and
Schedule 14A filed with the SEC in connection with the tender offer. The Dealer Manager and Solicitation Agent for the tender offer and the consent solicitation is Merrill Lynch & Co., 888/654-8637. The Depositary and Information Agent is Mellon Investor Services LLC, 800/982-7650.

Certain statements included in this news release are intended as "forward-looking statements." These statements include assumptions, expectations, predictions, intentions or beliefs about future events. Dynegy and IPC caution that actual future results may vary materially from those expressed or implied in any forward-looking statements. Some of the key factors that could cause actual results to vary from those Dynegy and IPC expect include changes in commodity prices for energy products or services; the timing and extent of deregulation of energy markets in the U.S. and Europe; the effectiveness of Dynegy's risk management policies and procedures and the creditworthiness of customers and counterparties; the liquidity and competitiveness of wholesale trading markets for energy commodities, including the impact of electronic or online trading in these markets; operational factors affecting Dynegy's power generation facilities; uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting Dynegy's and IPC's business, including litigation relating to the terminated merger with Enron; general political, economic and financial market conditions; and any extended period of war or conflict involving the United States or Europe. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy's SEC filings, which are available free of charge on the SEC's Web site at http://www.sec.gov.

CONTACT:

      Dynegy Inc., Houston
      Media:
      John Sousa, Steve Stengel or Claudia Morlan, 713/767-5800 or
      Analysts:
      Arthur Shannon or Katie Pipkin, 713/507-6466




                                       2